Exhibit 4.6.8

SEVENTH SUPPLEMENTAL INDENTURE
DATED AS OF DECEMBER 25, 2010
to
INDENTURE
dated as of June 15, 2007
among
MOLSON COORS BREWING COMPANY,
as Issuer
THE GUARANTORS NAMED THEREIN,
as Guarantors

and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of December 25, 2010 (this “Supplemental Indenture”), to the Indenture dated as of June 15, 2007, as supplemented by the First Supplemental Indenture thereto dated as of June 15, 2007, the Second Supplemental Indenture thereto dated as of January 31, 2008, the Third Supplemental Indenture thereto dated as of February 1, 2008, the Fourth Supplemental Indenture dated as of May 23, 2008, the Fifth Supplemental Indenture thereto dated as of June 27, 2008, and the Sixth Supplemental Indenture thereto dated as of June 30, 2008 (collectively, the “Original Indenture” and, together with this Supplemental Indenture, the “Indenture”), is among Molson Coors Brewing Company, a Delaware corporation (the “Company”), Coors Brewing Company, a Colorado corporation, Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company, Molson Coors International LP, a Delaware limited partnership, CBC Holdco, Inc., a Colorado corporation, Molson Coors International General, ULC, a Nova Scotia unlimited liability company, Coors International Holdco, ULC, a Nova Scotia unlimited liability company, Molson Coors Callco ULC, a Nova Scotia unlimited liability company, Molson Canada 2005, a Canadian partnership, and MC Holding Company LLC, a Colorado limited liability company (collectively, the “Guarantors”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).
WHEREAS, the Company, the Guarantors and the Trustee are authorized to enter into this Supplemental Indenture pursuant to Section 9.01 of the Original Indenture.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
That the parties hereto hereby agree as follows:
Section 1.    Defined Terms; Rules of Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.
Section 2.    Additional Guarantor. MC Holding Company LLC hereby agrees to guarantee payment of the Securities as a Guarantor, on the same terms and conditions as those set forth in Article 10 of the Original Indenture.
Section 3.    Ratification of Original Indenture: Supplemental Indentures Part of Original Indenture. Except as expressly amended or supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of any Securities heretofore or hereafter authenticated and delivered pursuant thereto shall be bound hereby. Except only insofar as the Original Indenture may be inconsistent with the express provisions of this Supplemental Indenture, in which case the terms of this Supplemental Indenture shall govern and supersede those contained in the Original Indenture, this Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Original Indenture were contained in one instrument.
Section 4.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 5.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
Section 6.    Concerning the Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections, and immunities which the Trustee possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS BREWING COMPANY
	By:	/s/ Julio Ramirez Julio Ramirez VP, Treasurer, Tax & Strategic Finance

GUARANTORS:	MOLSON COORS CAPITAL FINANCE ULC
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

COORS BREWING COMPANY
	By:	/s/ Julio Ramirez Julio Ramirez VP - Taxation, and Treasurer

CBC HOLDCO, LLC
	By:	/s/ Julio Ramirez Julio Ramirez VP - Taxation, and Treasurer

MOLSON COORS INTERNATIONAL GENERAL, ULC
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

MOLSON COORS INTERNATIONAL LP
	By:	MOLSON COORS INTERNATIONAL GENERAL, ULC, Its General Partner
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

COORS INTERNATIONAL HOLDCO, ULC
By:	/s/ Julio Ramirez Julio Ramirez Treasurer

MOLSON COORS CALLCO ULC
By:	/s/ Julio Ramirez Julio Ramirez Treasurer

MOLSON CANADA 2005
By:	/s/ E. Jay Wells E. Jay Wells Chief Financial Officer

MC HOLDING COMPANY LLC
By:	/s/ Julio Ramirez Julio Ramirez VP, Taxation and Treasurer

CBC HOLDCO 2 LLC
By:	CBC HOLDCO LLC, Managing Member
By:	/s/ Julio Ramirez Julio Ramirez VP - Taxation and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS by DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee
By:	Name: Title:
By:	Name: Title: